Exhibit 99.1
[Delcath logo]




COMPANY CONTACT:                            INVESTOR RELATIONS CONTACTS:
DELCATH SYSTEMS, INC.                       LIPPERT/HEILSHORN & ASSOCIATES, INC.
Richard Taney                               Anne Marie Fields
(203) 323-8668                              (afields@lhai.com)
www.delcath.com                             (212) 838-3777
                                            Bruce Voss (bvoss@lhai.com)
                                            (310) 691-7100
                                            www.lhai.com


               DELCATH SYSTEMS NOTIFIED OF DEFICIENCY WITH NASDAQ
              INDEPENDENT DIRECTOR AND AUDIT COMMITTEE REQUIREMENTS

STAMFORD, CONN. (MAY 3, 2007) - Delcath Systems, Inc. (Nasdaq: DCTH) today announced that subsequent to the recent resignations of two independent directors from the Company's Board, Nasdaq Stock Market ("Nasdaq") has notified the Company that it is no longer in compliance with Nasdaq's Marketplace Rule 4350, which requires its Board to have a majority of independent directors and requires its audit committee to have three members.

Consistent with Marketplace Rules 4350(c)(1) and 4350(d)(4), Nasdaq has provided the Company a cure period in order to regain compliance as follows: until the earlier of April 16, 2008; or if the next annual shareholders' meeting is held before October 13, 2007, then the Company must evidence compliance by October 13, 2007. The Company's next shareholder meeting is scheduled for June 5, 2007.

Commenting on today's announcement, Richard L. Taney, Chief Executive Officer of Delcath Systems, said, "We intend to regain compliance as soon as is practicable. We are in the process of identifying director candidates who possess qualifications that will satisfy both the independence and the audit committee financial expert requirements."

ABOUT DELCATH SYSTEMS, INC.
Delcath Systems is a developer of percutaneous perfusion technology for organ or region-specific delivery of therapeutic and chemotherapeutic agents. The Delcath System is currently being tested with the drug Melphalan in a Phase III trial of patients with metastatic ocular and cutaneous melanoma in the liver and a Phase II trial of patients with primary liver cancers and metastatic tumors in the liver from neuroendocrine cancers and adenocarcinomas. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the U.S., Europe, Asia and Canada. For more information, please visit the Company's website www.delcath.com.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY OR ON ITS BEHALF. THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT CAN CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, UNCERTAINTIES RELATING TO OUR ABILITY TO SUCCESSFULLY COMPLETE PHASE III CLINICAL TRIALS AND SECURE REGULATORY APPROVAL OF OUR CURRENT OR FUTURE DRUG-DELIVERY SYSTEM AND UNCERTAINTIES REGARDING OUR ABILITY TO OBTAIN FINANCIAL AND OTHER RESOURCES FOR ANY RESEARCH, DEVELOPMENT AND COMMERCIALIZATION ACTIVITIES. THESE FACTORS, AND OTHERS, ARE DISCUSSED FROM TIME TO TIME IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE THEY ARE MADE. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE THEY ARE MADE.

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